[Letterhead of Morris, Nichols, Arsht & Tunnell LLP]
January 27, 2011
del Rey Global Investors Funds
6701 Center Drive West, Suite 655
Los Angeles, CA 90045

Re:	del Rey Monarch Fund
Ladies and Gentlemen:
     We have acted as special Delaware counsel to del Rey Global Investors Fund, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the formation of the Trust and the issuance of Class A and Institutional (collectively, the “New Classes” and each, individually, a “New Class”) shares (the “Shares”) of the del Rey Monarch Fund (the “Fund”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Trust Agreement of the Trust dated as of January 14, 2011 ( the “Governing Instrument”).
     In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Governing Instrument; the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on June 18, 2010 (the “Certificate”); the Trust Agreement of the Trust dated as of June 18, 2010 (the “Original Governing Instrument”); the First Amendment to the Original Governing Instrument dated as of August 24, 2010; the By-laws of the Trust (the “By-laws”); Registration Statement No. 333-167999 under the Securities Act of 1933 on Form N-1A of the Trust as filed with the Securities and Exchange Commission (the “Commission”) on July 6, 2010 as amended by Pre-Effective Amendment No. 1 thereto as filed with the Commission on November 24, 2010 and by Pre-Effective Amendment No. 2 thereto as filed with the Commission on January 26, 2011 (as so amended, the “Registration Statement”); the Written Consent of the Initial Trustee of the Trust dated as of July 6, 2010; the Action by Written Consent of Sole Trustee of the Trust dated as of January 13, 2011; resolutions prepared for adoption at a meeting of the Trustees of the Trust held on January 14, 2011 relating to, among other things, the issuance of the Shares of the Trust (the “Authorizing Resolutions” and collectively with the Registration Statement, the Governing Instrument, the By-laws and all of the foregoing actions by the Trustees of the Trust, del Ray Global Investors Funds
January 27, 2011

the “Governing Documents”); a Certificate of Secretary dated on or about the date hereof; and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii)the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption of the Authorizing Resolutions by the Trustees prior to the first issuance of Shares pursuant thereto) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for Shares, and the application of such consideration, as provided in the Original Governing Instrument and the Governing Documents, as applicable, the satisfaction of all conditions precedent to the issuance of Shares and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate the Fund as a Series of the Trust and to designate the New Classes as Classes of shares of the Fund and the rights and preferences attributable thereto prior to the issuance thereof); (iv) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (v) that, subsequent to the filing of the Certificate, no event has occurred, or prior to the issuance of the Shares will occur, that would cause a termination, dissolution or reorganization of the Trust under Sections 8.2 or 8.3 of Article VIII of the Governing Instrument or Section 8 of the Original Governing Instrument, as applicable; (vi) that, subsequent to the filing of the Certificate, no event has occurred, or prior to the issuance of the Shares will occur, that would cause a termination, dissolution or reorganization of the Fund or any Class under Sections 8.2 or 8.3 of Article VIII of the Governing Instrument or Section 8 of the Original Governing Instrument, as applicable; (vii) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (viii) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument or the Original Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; and (ix) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on del Ray Global Investors Funds
January 27, 2011

the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust, the Fund or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.
     Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:
     1. The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.
     2. The Shares to be issued and delivered to Shareholders of the Fund, upon issuance, will be legally issued, and, subject to the qualifications below, fully paid and non-assessable.
     With respect to the opinion expressed in paragraph 2 above, we note that, pursuant to Section 4.5 of Article IV of the Governing Instrument, the Trustees have the power to cause each Shareholder, or each Shareholder of any particular Series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.
     We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to an amendment to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied on by any other person or entity or for any other purpose without our prior written consent.

del Ray Global Investors Funds
January 27, 2011

Sincerely,
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
/s/ Louis G. Hering
Louis G. Hering